Exhibit 5(a)

[Simpson Thacher & Bartlett Letterhead]

September 19, 2012

Genesee & Wyoming Inc.

66 Field Point Road

Greenwich, Connecticut 06830

Ladies and Gentlemen:

We have acted as counsel to Genesee & Wyoming Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-183862) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to registration of (i) 4,025,000 shares (the “Shares”) of Class A Common Stock, par value $.01 per share (the “Common Stock”), including 233,996 Shares to be sold by the Selling Stockholder (as defined below) and 525,000 Shares pursuant to the over-allotment option granted to the underwriters, pursuant to the Underwriting Agreement, dated as of September 13, 2012, among the Company, Mortimer B. Fuller III (the “Selling Stockholder”) and the underwriters named therein (the “Common Stock Underwriting Agreement”), and (ii) 2,300,000 5.00% Tangible Equity Units (the “Units”), including 300,000 Units pursuant to the over-allotment option granted to the underwriters, pursuant to the Underwriting Agreement dated as of September 13, 2012, among the Company and the underwriters named therein (the “Units Underwriting Agreement”).

Each Unit initially consists of (i) a prepaid stock purchase contract (each a “Purchase Contract,” and collectively, the “Purchase Contracts”) issued by the Company which shall be settled by the Company against delivery of a number shares of Common Stock to be determined pursuant to the Purchase Contract Agreement (as defined below), or redeemed by the Company under certain circumstances in cash and/or shares of Common Stock (in each case, such shares of Common Stock, the “Underlying Shares”) and (ii) a senior amortizing note (each, an “Amortizing Note,” and collectively, the “Amortizing Notes”) issued by the Company, which has an initial principal amount of $14.1023 per Amortizing Note, bears interest at an annual rate of 4.50% and has a final installment payment date of October 1, 2015.

We have examined the Registration Statement as it became effective under the Securities Act; the Company’s prospectus dated September 12, 2012 (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the offering of the Shares, dated September 13, 2012 (together with the Base Prospectus, the “Common Stock Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Company’s prospectus supplement relating to the offering of the Units, dated September 13, 2012 (together with the Base Prospectus, the “Units Prospectus” and, together with the Common Stock Prospectus, the “Prospectuses”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Purchase Contract Agreement, dated as of September 19, 2012 (the “Purchase Contract Agreement”), by and among the Company, Wilmington Trust, National Association, as purchase contract agent, Wilmington Trust, National Association, as attorney-in-fact for the holders of the Purchase Contracts from time to time and Wilmington Trust, National Association, as Trustee (as defined below); duplicates of the global certificates representing the Units; duplicates of the registered certificates representing the Purchase Contracts initially annexed to the Units; duplicates of the registered certificates representing the Amortizing Notes initially annexed thereto annexed to the Units; the Indenture, dated as of September 19, 2012 (the “Base Indenture”), by and among the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 19, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company and the Trustee; a copy of a specimen certificate representing the Common Stock; the Units Underwriting Agreement and the Common Stock Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents or statements of public officials, of officers and representatives of the Company and of the Selling Stockholder.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	Upon payment of the consideration for the Shares provided for in the Common Stock Underwriting Agreement, the Shares sold by the Company pursuant to the Common Stock Underwriting Agreement will be validly issued, fully paid and nonassessable.

2.	The Shares sold by the Selling Stockholder pursuant to the Common Stock Underwriting Agreement are validly issued, fully paid and nonassessable.

3.	Assuming the due execution, authentication, issuance and delivery of the Purchase Contracts, upon payment of the consideration for the Units provided for in the Units Underwriting Agreement, the Purchase Contracts will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Purchase Contract Agreement.

4.	Assuming the due execution, authentication, issuance and delivery of the Amortizing Notes, upon payment of the consideration for the Units provided for in the Units Underwriting Agreement, the Amortizing Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

5.	Assuming the due execution, authentication, issuance and delivery of the Units, upon payment of the consideration therefor provided for in the Units Underwriting Agreement, the Units will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

6.	When the Underlying Shares initially issuable under the Purchase Contracts have been issued by the Company upon settlement of the Purchase Contracts in accordance with the Purchase Contract Agreement and the Purchase Contracts, such Underlying Shares will be validly issued, fully paid and non-assessable.

Our opinions set forth in paragraphs 3, 4, 5 and 6 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

For purposes of our opinions set forth in paragraph 3 and 5 above, we assume that the increase in the Settlement Rate (as defined in the Purchase Contract Agreement) upon the occurrence of a Fundamental Change (as defined in the Purchase Contract Agreement) or upon redemption pursuant to a Merger Termination Redemption (as defined in the Purchase Contract Agreement) pursuant to the provisions of the Purchase Contract Agreement and any related provisions of the Units or Purchase Contracts represents reasonable compensation of the lost option value of the Units or Purchase Contracts, as the case may be, as a result of the Fundamental Change or Merger Termination Redemption.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal Law of the United States and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Shares, the Units and component Purchase Contracts and Amortizing Notes to the use of our name under the caption “Legal Matters” in the Prospectuses.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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